As filed with the Securities and Exchange Commission on July 31, 2013.

Registration No. 333-166881

Registration No. 333-181776

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-166881

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-181776

UNDER

THE SECURITIES ACT OF 1933

LIN TV Corp.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	05-0501252
(State of Incorporation or Organization)	(I.R.S. Employer Identification No.)

One West Exchange Street, Suite 5A

Providence, Rhode Island 02903

(401) 454-2880

 (Address, Including Zip Code, of Principal Executive Offices)

Amended and Restated 2010 Employee Stock Purchase Plan

(Full Title of the Plan)

Denise M. Parent, Esq.

Senior Vice President Chief Legal Officer

One West Exchange Street, Suite 5A

Providence, Rhode Island 02903

(401) 454-2880

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:

Glenn D. West, Esq.

Weil, Gotshal & Manges LLP

200 Crescent Court, Suite 300

Dallas, Texas 75201

(214) 746-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) to the Registration Statements on Form S-8 (Registration Nos. 333-166881 and 333-181776) (the “Registration Statements”) filed by LIN TV Corp., a Delaware corporation (the “Company”), with the U.S. Securities and Exchange Commission, removes from registration 250,252 shares of Class A Common Stock, par value $0.01 per share, of the Company (the “Shares”) issuable under the LIN TV Corp. Amended and Restated 2010 Employee Stock Purchase Plan (the “Plan”).

On February 12, 2013, the Company entered into an Agreement and Plan of Merger with LIN Media LLC, a Delaware limited liability company and wholly-owned subsidiary of the Company (“LIN LLC”), providing for the merger of the Company with and into LIN LLC (the “Merger”), with LIN LLC continuing as the surviving entity.  The Merger became effective at 4:00 p.m., Eastern Time, on July 30, 2013 (the “Effective Time”), pursuant to the Certificate of Merger filed with the Secretary of State of the State of Delaware.

In connection with the Merger, the Company terminated the Plan and all offerings of its securities pursuant to the Registration Statements issuable under the Plan immediately prior to the Effective Time.  In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the Plan, the Company hereby removes from registration all securities registered under the Registration Statements issuable under the Plan that remain unsold as of the date of this Post-Effective Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the undersigned Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of this Post-Effective Amendment to Form S-8 and has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, on this July 31, 2013.

LIN TV CORP.

By:	/s/ Richard J. Schmaeling
	Name:	Richard J. Schmaeling
	Title:	Senior Vice President Chief Financial Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS that each of the undersigned directors and officers of LIN TV Corp. hereby appoints Vincent L. Sadusky, Richard J. Schmaeling and Nicholas N. Mohamed, and each of them, as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, with full power to act alone, to sign on his or her behalf and in the capacity set forth below, any and all amendments and post-effective amendments to the Registration Statements on Form S-8 and to file each such amendment and post-effective amendment to the Registration Statements, with all exhibits thereto, and any and all other documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorney-in-fact and agent full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Signature Page to Post-Effective Amendments to Form S-8 Registration Statements

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Vincent L. Sadusky	President and Chief Executive Officer and Director	July 31, 2013
Vincent L. Sadusky	(Principal Executive Officer)

/s/ Richard J. Schmaeling	Senior Vice President Chief Financial Officer	July 31, 2013
Richard J. Schmaeling	(Principal Financial Officer)

/s/ Nicholas N. Mohamed	Vice President Controller	July 31, 2013
Nicholas N. Mohamed	(Principal Accounting Officer)

/s/ William S. Banowsky, Jr.	Director	July 31, 2013
William S. Banowsky, Jr.

/s/ Peter S. Brodsky	Director	July 31, 2013
Peter S. Brodsky

/s/ Royal W. Carson, III	Director	July 31, 2013
Royal W. Carson, III

/s/ Dr. William H. Cunningham	Director	July 31, 2013
Dr. William H. Cunningham

/s/ Douglas W. McCormick	Director	July 31, 2013
Douglas W. McCormick

/s/ John R. Muse	Director	July 31, 2013
John R. Muse

/s/ Michael A. Pausic	Director	July 31, 2013
Michael A. Pausic

Signature Page to Post-Effective Amendments to Form S-8 Registration Statements